UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2021

Altair International Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-190235	99-0385465
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 North Shore Drive Building 1B, Suite 200 Pittsburgh, PA	15212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 770-3140

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ATAO	OTC:Pink

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 10, 2021, the registrant ("Altair") entered into a License and Royalty Agreement (the “License Agreement”) with St-Georges Eco-Mining Corp. (“SX”) and St-Georges Metallurgy Corp. (“SXM”) under which Altair has received a perpetual, non-exclusive license from SX of its lithium extraction technology for Altair to develop its lithium bearing prospects in the United States and SXM’s EV battery recycling technology for which Altair has agreed to act as exclusive master agent to promote the licensing and deployment of the EV battery recycling technology in North America. Altair has agreed to provide SX with a net revenue interest royalty on all metals and minerals extracted (the “Products”) and sold from Altair’s mineral interests in the United States and SX has agreed to provide Altair with a 1% trailer fee on any royalty received by SX from the licensing of the SX EV battery recycling technology to each licensee of the SX EV battery recycling technology referred by Altair or Altair’s sub-agents. Altair will pay a royalty of 5% of the net revenue received by Altair for sales of Products using the lithium extraction technology which decreases to 3% of the net revenue on all payments in excess of US$8,000,000 of production on an annualized basis.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Altair issued a press release announcing the License Agreement. A copy of the press release is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibits

10.1	License and Security Agreement dated February 10, 2021 among Altair International Corp., St-Georges Eco-Mining Corp. and St-Georges Metallurgy Corp.

10.2	Press Release dated February 16, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 16, 2021	ALTAIR INTERNATIONAL CORP.

	By:	/s/ Leonard Lovallo
Leonard Lovallo
President and CEO

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